Exhibit 10.2

David M. Cordani
Chairman and CEO

February 25, 2026

Brian Evanko

Dear Brian:
I am pleased to confirm that the Board of Directors has approved the following changes to your compensation package effective July 1, 2026 (the “Effective Date”), in connection with the assumption of your role as the next Chief Executive Officer of The Cigna Group:
•Base Salary – Your base salary will increase to a pre-tax annualized rate of $1,300,000.

•Annual Incentive – Your annual incentive target will increase to $ 2,600,000 and will be pro-rated for 2026 (payout in 2027) based on the Effective Date. As you know, the annual incentive is typically paid in the first quarter of the year following the performance year and is not considered earned until the paid.

•Long-Term Incentive – Your annual long-term incentive target will increase to $ 15,100,000. Grants are typically awarded in the first quarter each year, may vary from 0 to 150% of target based on individual performance and potential, and consist of the following three components:

◦Stock Options – Options typically vest over a three- year period and expire no later than 10 years after grant. The annual target is $ 2,265,000.

◦Restricted Stock – Restricted stock typically vests over a three-year period. The annual target is $ 3,775,000.

◦Strategic Performance Shares (SPS) – SPS awards are typically paid or vested three years after the beginning of the performance period. Awards are not considered earned until the date paid or vested. The annual target is $ 9,060,000.
NEW TOTAL ANNUAL COMPENSATION OPPORTUNITY: $ 19,000,000
Transitional Equity Awards. The following one-time additional long-term incentive awards with an aggregate grant date target value of $ 3,500,000 will be awarded to you subject to your assumption of the CEO role on July 1, 2026:
•A stock option award with a grant date value of $ 525,000;
•A restricted stock award with a grant date value of $ 875,000;
•An SPS award for the 2026-2028 performance period with a grant date value of $ 2,100,000; shares earned (paid) in 2029 on the regular cycle date per the plan’s formula.
Your stock ownership guideline will be eight times your base salary. As you know, each executive has five years from the date they become subject to the stock ownership guidelines to meet the guideline.

Your employment will remain as an at-will employee, meaning that you or the Company has the right to terminate your employment relationship at any time for any reason or no reason. The changes above have no impact on previously awarded bonuses, stock options, restricted stock or SPS grants. As an executive of the company, your compensation will be subject to any future program changes.
Brian, congratulations on your new role. I look forward to continuing to partner with you.

Sincerely,

/s/ David M. Cordani

David M. Cordani

cc:	K. Stevens
N. Ryan